EXHIBIT 10.60

                       AGREEMENT REGARDING FUTURE PROJECTS


     THIS AGREEMENT is made and effective as of February 6, 1996 by and between COGENTRIX ENERGY, INC., a North Carolina corporation ("Cogentrix"), and AGRO POWER DEVELOPMENT, INC. a New York corporation ("Agro Power").

     Agro Power is in the business of, among other things, developing, owning and operating greenhouse projects. Agro Power and its Affiliates (as hereinafter defined) own all of the interests of, and are the sole member of, Village Farms of Delaware, L.L.C. ("VF Delaware") and Village Farms, L.L.C. ("VF"), both of which are limited liability companies organized under Delaware law. At the request of Agro Power, contemporaneous with the execution and delivery of this Agreement, wholly-owned subsidiaries of Cogentrix have entered into an Agreement of Limited Partnership with VF Delaware and VF and contributed all of the cash equity investment to the limited partnership created thereby to fund, in part, the development and operation of a venlo style greenhouse located in the vicinity of Fort Davis, Texas for the purpose of producing and selling beefsteak tomatoes (the "Fort Davis Project"). In order to induce Cogentrix to permit such subsidiaries to execute such Agreement of Limited Partnership and contribute such funds to the Fort Davis Project, Agro Power has agreed to grant to
Cogentrix a right of first option on all Future Projects (as hereinafter defined) on the terms set forth herein. Without the agreement of Agro Power to grant to Cogentrix this option, Cogentrix would not have allowed its subsidiaries to enter into the Agreement of Limited Partnership or make the related contributions to the Fort Davis Project.

     Accordingly, in consideration of the premises, the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cogentrix and Agro Power hereby agree as follows:

     1. As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and the plural forms of the terms defined):

          (a) "Affiliate" of any designated Person, means each Person which, directly or indirectly, controls or is controlled by or is under common control with such designated Person and, without limiting the generality of the foregoing, shall include (a) any Person which beneficially owns or holds fifty percent (50%) or more of any class of voting securities of such designated Person or ten percent (10%) or more of the equity interest in such designated Person and (b) any Person of which such designated Person beneficially owns and holds fifty percent (50%) or more of any class of voting securities or in which such designated Person beneficially owns or holds ten percent (10%) or more of the equity interest. For the purposes of this definition, the terms "controls", "controlled by" and "under common control with," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, (i) neither Cogentrix



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     nor Agro Power, nor any of their affiliates or subsidiaries shall be deemed to be Affiliates of one another solely as a result of the participation in the Fort Davis Project or any Future Project, and (ii) EcoScience Corporation, Inc. shall not be deemed to be an Affiliate of Agro Power.

          (b) "Business Day" means a day other than a Saturday, a Sunday or any other day on which commercial banks in North Carolina or New Jersey are authorized or required by law or executive order to be closed.

          (c) "Cash Equity Investment" means an Equity Investment acquired solely for cash or cash equivalents.

          (d) "Future Project" means the development, acquisition, owning or agreement to operate by Agro Power or any of its Affiliates, of any greenhouse facility at which fruit or vegetables are grown and which is developed, acquired, or first owned or operated after the date hereof, wherever located, other than the projects described on Schedule 1 attached hereto and incorporated herein by reference.

          (e) "Equity Investment" means common stock, preferred stock or other shares of capital stock, interests in a limited liability company, partnership interests in a limited or general partnership, or any similar right to participate in the profits or losses of any Person or any other security (other than debt that has no conversion features) including, but not limited to, (i) any note, debenture or other instrument that is convertible (at the option of the Person issuing it or the Person holding it) into, or grants the right or option to acquire, any foregoing and (ii) any note, debenture or other instrument that is subordinated to senior debt.

          (f) "Internal Rate of Return" (whether or not capitalized) means the return on investment calculated in accordance with Schedule 2, attached hereto and incorporated herein by reference.

          (g) "Non-APD Equity Investment" means an Equity Investment made by any Person other than Agro Power or any Affiliate of Agro Power.

          (h) "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or agency or other entity of whatever nature.

     2. (a) Agro Power hereby grants, itself and on behalf of and as agent for its Affiliates, to Cogentrix an option to acquire not less than (i) one hundred percent (100%) of the Non-APD Equity Investment in all Future Projects and (ii) at least fifty percent (50%) of the Equity Investment in all Future Projects whether or not Agro Power or its Affiliates otherwise desires or intends to permit Non-APD Equity Investment in a Future Project. If Cogentrix exercises its option under this Agreement, it must exercise the option with respect to all of the Non-APD Equity Investment offered to it by Agro Power.



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

          (b) Any Equity Investment in any Future Project (other than a Future Project that is solely the purchase of an existing greenhouse or an agreement to manage such a greenhouse) offered or available to be made by Cogentrix hereunder shall be for a Cash Equity Investment and shall provide, and Agro Power shall (and shall cause its Affiliates to) structure each such Cash Equity Investment to provide, Cogentrix with a preferential return on each such Cash Equity Investment that is no less favorable than the following:

          First, Cogentrix and any other holder of a Cash Equity Investment (including Agro Power, if applicable) in such Future Project (collectively, the "Cash Equity Investors") will receive (sharing on a pro rata basis based on their relative Cash Equity Investment in the Future Project) ninety percent (90%) of all cash distributions to equity holders from such Future Project until such time as such Cash Equity Investors have received cash distributions from such Future Project that provide the Cash Equity Investors with a [information omitted and subject to request for confidential treatment]% Internal Rate of Return on their Cash Equity Investment in such Future Project.

          Thereafter, the Cash Equity Investors will receive (sharing on a pro rata basis based on their relative Cash Equity Investment in the Future Project) sixty-five and seven tenths percent (65.7%) of all cash distributions to equity holders from such Future Project until such time as such Cash Equity Investors have received cash distributions from such Future Project that provide the Cash Equity Investors with, in the case of the first Future Project offered to Cogentrix, [Information omitted and subject to request for Confidential Treatment] Internal Rate of Return on their Cash Equity Investment in such Future Project, and, in the case of the second Future Project offered to Cogentrix, a [information omitted and subject to request for confidential treatment]% Internal Rate of Return on their Cash Equity Investment in such Future Project and, with respect to all other Future Projects, a [information omitted and subject to request for confidential treatment]% Internal Rate of Return on their Cash Equity Investment in such Future Project.

          Thereafter, such Cash Equity Investors in such Future Project will receive fifty percent (50%) of all cash distributions to equity holders from such Future Project.

          For these purposes, Internal Rate of Return will be calculated at each calendar quarter end and shall be calculated on an after-tax basis (which shall mean after deducting Cogentrix's share of the notional project Federal and state income tax (assuming for tax purposes that any investment is made in a stand-alone tax-paying entity)).

     3. Agro Power shall provide Cogentrix with a written description of each Future Project in which Cogentrix may invest hereunder and of the terms of Cogentrix's proposed Equity Investment which shall include a summary (in reasonable detail) of the material terms of such Future Project and the bases and assumptions used in creating related forecasts. At reasonable times and on reasonable notice, Agro Power shall permit Cogentrix and its representatives access to the project site, responsible personnel, records, contracts and such other information as Cogentrix may reasonably request to confirm the summary provided to it by Agro Power and to otherwise inspect and investigate the Future Project in order to allow Cogentrix to make an informed decision of whether to exercise its option hereunder with respect to such Future Project. Furthermore, Agro



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Power shall provide Cogentrix and its representatives  with reasonable access to all third parties whose services or products are material to the Future Project.

     Cogentrix shall have forty-five (45) days after its receipt of such written description to complete its investigation of the Future Project and notify Agro Power of its desire to make a Cash Equity Investment in the Future Project. If Cogentrix gives notice to Agro Power that it desires to pursue a Cash Equity Investment in the Future Project within such period, then Cogentrix and Agro Power and their respective Affiliates shall negotiate in good faith towards the execution of definitive agreements related to such Cash Equity Investment, it being understood that at any time prior to the execution of such definitive agreements, for any reason, Cogentrix may notify Agro Power of its decision to terminate discussions with respect to such Future Project and any such notice must be in writing and state the reason for its decision.

     4. If Cogentrix does not exercise its right under Section 2 hereof to make a Cash Equity Investment in a Future Project within the time allowed for it to exercise such right under Section 3 hereof, then Agro Power or such Affiliate may offer the Equity Investment in such Future Project to another Person but only on terms no more favorable to such Person than those offered to Cogentrix. Agro Power shall not, and shall not permit any of its Affiliates to, permit Non-APD Equity Investments to be made in any Future Project on terms and conditions more favorable than the terms and conditions offered to Cogentrix hereunder.

     5. Cogentrix shall have the option provided in this Agreement until the earlier of:

          (a) Such time as Cogentrix and its Affiliates have made Cash Equity Investments in an initial aggregate amount of $20 million in Future Projects, or

          (b) if Cogentrix declines to acquire the interest being offered to it in any Future Project offered by Agro Power or one of its Affiliates under
     Section  2 hereof  (which  is a Future  Project  of the type  described  in
     Section 2(b)) which provides at least the Internal Rate of Return described in Section 2(b) [Information omitted and subject to request for Confidential Treatment] on Cogentrix's proposed Cash Equity Investment (using reasonable assumptions and forecasts) by the end of the fifth year of operations and thereafter a Person (other than Agro Power or one of its Affiliates) makes such Equity Investment in such Future Project on the same or less favorable terms and conditions as were offered to Cogentrix.

     6. Nothing in this Agreement shall require Cogentrix or any of its Affiliates to participate in any Future Projects or acquire any Equity Investments. Cogentrix and any of its Affiliates may decline at any time an offer to make an Equity Investment in a Future Project for any or no reason, without any liability or obligation to Agro Power or any of its Affiliates, whether arising under contract, tort or any other legal theory, including, but not limited to, liability for lost profits or other consequential, incidental, special, exemplary or indirect damages that may be incurred or suffered by Agro Power (even if Cogentrix has been advised of the possibility of such damages).

     7. Except as contemplated by this Agreement, if Cogentrix makes or agrees to make a Cash Equity Investment in any fruit or vegetable greenhouse project (other than a greenhouse project which involves a cogeneration or power facility developed by a third party in which


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

Cogentrix has made an Equity Investment) which competes with any then existing greenhouse project owned, operated or managed by Agro Power or one of its Affiliates, then the option granted to Cogentrix hereunder shall expire.

     8. Any provision of this Agreement which is invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9. Neither this Agreement nor any rights or obligations hereunder, in whole or in part, shall be assigned or otherwise transferred without Cogentrix's or Agro Power's prior written consent. Cogentrix may exercise its option hereunder with respect to any or all Future Projects itself or through one or more of its now existing or hereafter formed or acquired Affiliates.

     10. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and/or delivered (a) when personally delivered, (b) when sent by telefax, (c) the second day following the day on which the same has been delivered prepaid to a national courier service (in the case of notices within the continental United States) or the third day following the day on which the same has been delivered to an international courier service (in the case of notices to be delivered across national boundaries) or (d) in the case of notices within the United States, three (3) days after the deposit in the mail, registered or certified, return receipt requested and postage prepaid, in each case addressed to the party to whom such notice is to be given at the following address(es), or at the most recent address(es) specified by written notice given to the other party in the same manner provided in this section; provided, however, that notice of an address change shall not be effective until actually received:

         Cogentrix:           Cogentrix Energy, Inc.
                              9405 Arrowpoint Boulevard
                              Charlotte, North Carolina  28273-8110
                              Attention: General Counsel
                              Telefax: (704) 529-1006

         Agro Power:          Agro Power Development, Inc.
                              10 Alvin Court
                              East Brunswick, New Jersey  08816
                              Attention: President
                              Telefax: (908) 254-1710

     11. Cogentrix and Agro Power shall keep (and shall cause their respective Affiliates to keep) this Agreement and its terms confidential except in connection with the enforcement of their rights hereunder and except as required by law.

     12. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, other than its rules regarding choice of law.



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     13. Each party hereto shall be deemed to be an independent  contractor with respect to the performance of its obligations and duties hereunder. Nothing in this Agreement or the arrangement for which it is written shall constitute or create a joint venture, partnership, agency or any other similar arrangement between the parties. No party hereto shall have the authority to assume or create obligations on behalf of the other party, and no party hereto shall take any action which has the effect of creating the appearance of its having such authority.

     14. No failure of either party to enforce any provision hereof or to resort to any remedy or to exercise any one or more alternate remedies and no delay in enforcing, resorting to or exercising any remedy shall constitute a waiver by that party of its right subsequently to enforce the same or any other provision hereof or to resort to any one or more of such rights or remedies on account of any such ground then existing or which may subsequently occur.

     15. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     16. Each party shall bear its own expenses in connection with this Agreement and the rights and obligations granted and imposed hereunder except that, in connection with the enforcement of this Agreement in an arbitral or court proceeding, the prevailing party shall be entitled to reimbursement of its reasonable attorney fees and expenses incurred in connection with such enforcement.

     17. This Agreement contains the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior written agreements and all prior and contemporaneous oral agreements with respect to the subject matter hereof are merged herein. This Agreement may not be amended, supplemented or modified (or any right or power granted hereunder waived) except by a written instrument signed by the parties hereto (or, in the case of a waiver, signed by the party to be bound thereby). This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals as of the date first above written.

COGENTRIX ENERGY, INC.                  AGRO POWER DEVELOPMENT, INC.


By:____________________________         By:____________________________
Name:__________________________         Name:__________________________
Title:_________________________         Title:_________________________




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                                   SCHEDULE 1
                                       TO
                       AGREEMENT REGARDING FUTURE PROJECTS


1. The following types of greenhouse project developments are specifically excluded from the option granted by Agro Power to Cogentrix under the Agreement Regarding Future Projects.

     A. Any greenhouse project developed by a third party in which participation by Agro Power or its Affiliates is solely as a lessee under a lease agreement or a management operator under a management agreement, neither of which involves an Equity Investment by Agro Power or any of its Affiliates.

     B. Any greenhouse project developed by a third party in which participation by Agro Power or its Affiliates is solely as a marketing agent under a marketing agreement and which involves no Equity Investment by Agro Power or any of its Affiliates.

     C. Any operating greenhouse project acquired by Agro Power or its Affiliates which involves no Equity Investment by Agro Power or any of its Affiliates.

     D. Any greenhouse project identified and developed by a third party developer in which Agro Power has been invited to participate in such development effort with no Equity Investment by Agro Power or any of its Affiliates, and in which the greenhouse development was initiated by such third party developer.

2. Agro Power is currently working on the following third party greenhouse developments which are excluded:

                    Developer                           Location
                    ---------                           --------

     1.   AAS Services, Inc. & Sagamore Corp.           Pennsylvania
     2.   Bently Simonson, Inc.                         California
     3.   ATDM Corp.                                    New York
     4.   Independent Energy Investors                  Colorado
     5.   R.D. Environmental                            Oregon
     6.   Gahagan & Associates                          Maine

3. The following greenhouse projects and marketing agreements which are currently being developed internationally with the following partners in the following locations are excluded:

                   Partner                              Location
                   -------                              --------

     1.   Village Farms of Morocco                      Casablanca, Morocco
     2.   International APD (IAPD)                      United Kingdom
     3.   Gas Prom                                      Russia

                                   SCHEDULE 2
                                       TO
                       AGREEMENT REGARDING FUTURE PROJECTS

                     Calculation of Internal Rate of Return

Internal Rate of Return Calculation

The calculation of the Internal Rate of Return in connection with determining the First Priority Return and Second Priority Return will be based upon the cash inflows and cash outflows for Cogentrix GP and Cogentrix LP. The Internal Rate of Return shall be computed utilizing Microsoft Excel software version 5.0. The Internal Rate of Return shall be computed utilizing the @XIRR function in Excel. For purposes of calculating the Internal Rate of Return, the cash inflows and cash outflows to Cogentrix GP and Cogentrix LP shall consist solely of the following:

     Partner Contributions

     All contributions made by Cogentrix GP and Cogentrix LP will be reflected as a cash inflow as of the date such contribution was received by the Partnership. Cogentrix GP and Cogentrix LP will be credited for a partner contribution at any time such Partner funds cash into the Partnership. In addition, to the extent Cogentrix Energy, Inc. or any of its Affiliates funds cash directly into the Partnership or pays amounts to other persons to fulfill obligations under the Partnership Agreement or any of the Project Documents or Project Loan Documents or incurs costs or fees associated with securing an obligation to make a contribution to the Partnership, then such funding into the Partnership or such other payments and/or such costs or fees will be deemed a capital contribution by Cogentrix GP and Cogentrix LP as of the day on which such funding or payment is made or such costs or fees are incurred.

     Distributions to Partners

     All cash distributions will be reflected as a cash outflow on a net After-Tax basis (based on allocations of the Partnership's taxable income
     (loss) in accordance with Section 4.1) as of the date such cash distribution was received by the Partner. In addition, any construction profits received by Cogentrix Energy, Inc. in excess of $400,000 shall be considered a distribution to Cogentrix GP and Cogentrix LP (in an aggregate amount equal to such excess) for purposes of the Internal Rate of Return calculation.

The Internal Rate of Return calculation shall be performed by Agro Power as of the end of each calendar quarter and is subject to the approval of Cogentrix GP and Cogentrix LP.

All capitalized terms used in this Schedule 1.1(a) and not otherwise defined herein shall have the meaning set forth in the Agreement of Limited Partnership dated February 6, 1996 by and among Cogentrix of Fort Davis I, Inc., Cogentrix of Fort Davis II, Inc., Village Farms of Delaware, L.L.C. and Village Farms, L.L.C.